Exhibit 3-a

CERTIFICATE OF AMENDMENT OF THE

CERTIFICATE OF INCORPORATION OF

MAUI GENERAL STORE, INC.

(under Section 805 of the Business Corporation Law)

The undersigned, being the Chief Executive Officer of Maui General Store, Inc., hereby certifies:

FIRST: The name of the corporation is Maui General Store, Inc.

SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on January 3, 1995.  The name under which the corporation was formed is Kelly Green Products Inc.

THIRD: The amendments of the Certificate of Incorporation effected by this Certificate of Amendment are as follows.  The Amendment:

(a)

Changes the name of the Corporation to China Digital Animation Development, Inc.

(b)

Decreases the number of authorized common shares from five hundred million (500,000,000) shares to one hundred million (100,000,000) shares; adds a new class of five million (5,000,000) preferred shares; and changes the issued and outstanding common shares of the corporation into a different number of shares by effecting a reverse split of the Corporation’s common stock in a ratio of one to twenty five, as follows:

As a result of the reverse stock split (“Reverse Stock Split”), each twenty five (25) issued and outstanding shares of common stock of the Corporation (“Old Common Stock”) shall automatically, without further action on the part of the corporation or any holder of such common stock, be changed into one (1) share of the corporation’s common stock (“New Common Stock”).  The Reverse Stock Split will be effected as follows:

i.

Following the effective date and time of this Amendment, each holder of a certificate(s) representing outstanding shares of the Corporation’s Old Common Stock (“Old Certificate(s)”) will be entitled to receive, upon surrender of such Old Certificate(s) to the Corporation’s transfer agent for cancellation, a certificate(s) (“New Certificate”) representing the number of shares of New Common Stock owned by such stockholder following the Reverse Stock Split.

ii.

From and after the effective date and time of the Amendment, Old Certificates shall confer no right upon the holders thereof other than the right to exchange them for the New Certificates pursuant to the provisions hereof.

iii.

The Corporation will not issue fractional shares or scrip.  Rather, fractional shares will be rounded up, and stockholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will receive one whole share of New Common Stock for each fraction.

iv.

The Reverse Stock Split reduces the number of issued shares of the Corporation by changing the number of issued and outstanding shares of common stock from 500,000,000 to 20,000,000 at a ratio of 25 to 1; and reduces the stated capital of the corporation from $500,000 to $20,000.

v.

Prior to the Reverse Split, there were no authorized common shares available for issuance. The number of authorized but unissued common shares is increasing by adding 80,000,000 shares, par value $0.001 per share.  In addition, the Corporation is decreasing the total number of authorized common shares from 500,000,000 shares to 100,000,000 shares.

FOURTH:   Article I of the Certificate of Incorporation of the Corporation shall read as follows:

Article I - Name:  The name of this Corporation is “China Digital Animation Development, Inc.” (the “Corporation”).

FIFTH:  Article IV of the Certificate of Incorporation of the Corporation, relating to the aggregate number of shares which the Corporation is authorized to issue, the par value thereof, and the classes into which the shares are divided, shall read as follows:

Article IV – Number of Shares: The aggregate number of shares which the Corporation shall have authority to issue is 105,000,000 shares, which are divided into 5,000,000 Preferred Shares of a par value of $.001 each, and 100,000,000 Common Shares of a par value of $.001 each.  Subject to the provisions of Section 502 of the Business Corporation Law, the Board of Directors of the Corporation is authorized to provide for the issuance from time to time of Preferred Shares in one or more series, to establish the number of shares to be included in each such series, and to fix the designations, relative rights, preferences and limitations of the shares of each such series.

SIXTH:  The foregoing amendments of the Certificate of Incorporation were authorized by the unanimous written consent of the directors of the Corporation. The foregoing amendments were then authorized, pursuant to Section 615 of the Business Corporation Law, by the written consent of the holders of a majority of the outstanding shares of the Corporation entitled to vote, and prompt written notice of said action was given to the shareholders as required by said Section 615.

IN WITNESS WHEREOF, I have subscribed this document on the forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Dated: January 30, 2009

/s/ Fu Qiang

Fu Qiang, Chief Executive Officer

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